Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK WILL MOVE FUZE PRODUCTION OPERATIONS

FROM WISCONSIN TO WEST VIRGINIA

Minneapolis, Jan. 14, 2005 – Alliant Techsystems (NYSE:  ATK) announced today that it will move its fuze production operations from Janesville, Wis. to the company’s precision munitions manufacturing center of excellence at the Allegany Ballistics Laboratory in Rocket Center, W. Va.

The move is part of an ongoing strategy to deliver greater value to U.S. government customers through improved manufacturing efficiencies.  It follows the successful relocation of the company’s medium-caliber ammunition production operations from Minneapolis to the West Virginia facility over the past year.

ATK expects to incur move-related costs of approximately $5 million in the current fiscal year, which ends March 31, and additional costs of approximately $5 million in fiscal year 2006.  The current-year costs will be partially offset by a one-time tax benefit of $3.2 million, which will be reflected in third-quarter results.

ATK continues to expect FY05 earnings per share to be between $3.90 and $4.00, consistent with previous guidance.  The company is also reaffirming its commitment to deliver double-digit earnings growth in fiscal year 2006 and beyond.

ATK is an advanced weapon and space systems company employing 13,800 people in 23 states.  News and information can be found on the Internet at www.atk.com.

-more-

Certain information discussed in this press release regarding relocation and other costs, tax benefits, and earnings guidance constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, program performance, changes in governmental spending, risks inherent in the development and manufacture of advanced technology, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the availability of capital market financing, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

#         #          #